Exhibit 1.01

ESSENDANT INC.

Conflict Minerals Report

For the period from January 1, 2017 to December 31, 2017

This is the Conflict Minerals Report (“Report”) of Essendant Inc. (referred to herein as “Essendant,” “we” and “our”) for the 2017 calendar year, pursuant to Rule 13p-1 of the Securities Exchange Act of 1934 (the “Rule”). Certain capitalized terms used but not defined herein have the meanings assigned to them in the Rule.

I.	Overview

Essendant is primarily a distributor of products manufactured by others; however, we may be deemed by the Rule to manufacture or contract to manufacture a limited number of products that contain Conflict Minerals (the “Products”) by virtue of our limited involvement affixing one or more components to a product manufactured by a third party. As described in our Form SD for the period from January 1, 2017 to December 31, 2017 (the “2017 Form SD”), we conducted a good faith reasonable country of origin inquiry regarding the Products. This good faith reasonable country of origin inquiry was reasonably designed to determine whether any of the Conflict Minerals contained in the Products originated in the Covered Countries and whether any of the Conflict Minerals contained in the Products were from recycled or scrap sources. After our reasonable country of origin inquiry, which is described in more detail in our 2017 Form SD, only one direct supplier was unable to provide us with a reasonable assurance that the Conflict Minerals in our Products did not originate from the Covered Countries (the “Unknown Source Conflict Minerals”). The Unknown Source Conflict Minerals are in connectors used in our cable assemblies, which may include cable cut into specific lengths and a variety of other items that are connected to the cable with these connectors (the “Covered Products”).

II.	Due Diligence Process

Due Diligence Framework

Our due diligence measures have been designed to be in conformity, in all material respects, with the internationally recognized framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition.

Due Diligence Measures Performed

We have established management systems to support the execution of our Conflict Minerals program and to ensure it operates efficiently and is sustainable into the future. These systems include processes to identify Conflict Minerals in any products we may be deemed to manufacture or have contracted to be manufactured and to collect, analyze and retain information received from our suppliers about any Conflict Minerals in our products.

We conducted due diligence by inquiring further about the source and chain of custody of the Conflict Minerals used in our Covered Products, including review of a Conflict Minerals Reporting Template developed by the Responsible Minerals Initiative completed by the supplier.

Due Diligence Results

As described above, we requested additional information from the direct supplier of the Unknown Source Conflict Minerals in an effort to identify the facilities used to process the Conflict Minerals contained in our Covered Products. The Conflict Minerals Reporting Template provided by that supplier provided data at a company-wide level rather than at a product level, and reported that it did not know whether the Conflict Minerals in the products sold by that supplier come from the Covered Countries. That supplier also had limited country of origin information from its suppliers and reported to us that it had not identified all of the smelters and refiners supplying Conflict Minerals to its supply chain.

Accordingly, based on the results of our due diligence process, we are not able to determine whether our Covered Products manufactured during calendar year 2017 are or are not conflict-free. Our 2017 Form SD and this Report are available on our website, along with our other SEC filings, at www.essendant.com, by clicking on “Investors” and then selecting “SEC Filings” from the “News and Financials” tab.

III.	Steps to be Taken to Mitigate Risk

We intend to continue to engage with any direct suppliers of Conflict Minerals to increase the content and quality of their responses to enable us to identify the sourcing of the Conflict Minerals and determine whether they originate from smelters and refiners determined to be conformant with the Responsible Minerals Assurance Process.

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